Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	William E. Doyle, Jr.
January 29, 2010		William M. Drohan
(703) 814-7200
Alliance Bankshares Appoints Interim President and Chief Executive Officer
CHANTILLY, VA — Alliance Bankshares Corporation (NASDAQ — ABVA) today announced that the company’s Board of Directors has appointed William E. Doyle, Jr. as Interim President and Chief Executive Officer of the company and its subsidiary, Alliance Bank Corporation, replacing Thomas A. Young, Jr. who is leaving the company and the bank.
“On behalf of the company’s board of directors, I want to thank Tom for his leadership and deep commitment to Alliance Bankshares and Alliance Bank,” said Chairman of the company’s Board of Directors, William M. Drohan. “Tom has contributed significantly to the Alliance organization since he joined the bank’s board in 2000, and we wish him well in his future endeavors.”
“We are very excited to bring Bill into our organization,” continued Mr. Drohan. “Bill has over 30 years of banking experience, and we believe that his background and skill sets will be of critical importance to the future of Alliance.”
Prior to assuming his new role at Alliance, Mr. Doyle was most recently President, Chief Executive Officer and an organizing director of Monument Financial Services, LLC from 2008 through 2009, where he led an organizing group in efforts to form a new community bank in the Richmond, Virginia area. Prior to that, Mr. Doyle served as President, Chief Executive Officer and an organizing director of Frontier Community Bank in Augusta County, Virginia during 2006 and 2007. Mr. Doyle also served as Interim President, Chief Executive Officer and as a director of Citizens Bancorp of Virginia, Inc. and as Interim President and a director of its subsidiary Citizens Bank & Trust Company in 2004 and 2005, where he led a review and update of corporate strategies and corporate governance policies and procedures by the board of directors. Mr. Doyle also served as President, Chief Executive Officer and Director of Guaranty Financial Corporation and Guaranty Bank from 2001 to 2004, and as Senior Vice President of Retail Banking and Mortgage Banking of the Middleburg Bank from 1997 to 2001. Prior to 1997 Mr. Doyle spent 12 years with Crestar Bank, with a final position of Corporate Senior Vice President and Director of Marketing of the Consumer Finance Group.
“I’m very excited about assuming this leadership role with Alliance,” said Doyle. “Alliance occupies an important niche in the Northern Virginia community bank market, and I am optimistic about the prospects of both the Company and the marketplace in a recovering economy.”
Mr. Doyle has served on the Board of Directors of the Virginia Bankers Association Management Services Corporation, the Virginia Bankers Association Benefits Corporation and Bankers Insurance LLC. Mr. Doyle has also served as a member of the Program Steering Committee of

Duke University Center for Eating Disorders and as a director of the National Eating Disorders Association and of the Thomas Jefferson Area United Way.
Mr. Doyle holds a Masters degree in Business Administration from Duke University and earned a Bachelor of Science in Business Administration degree from Old Dominion University.
Alliance Bankshares Corporation is a single bank holding company headquartered in Chantilly, Virginia. Its subsidiary, Alliance Bank Corporation, has six full service banking facilities in the greater Washington, D.C. Metropolitan region which cater to small-to-medium sized businesses, professionals, entrepreneurs and families throughout the metropolitan region.
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability, balance sheet management goals and actions and financial and other goals. These statements are based on certain assumptions and analyses by the company and other factors it believes are appropriate in the circumstances. However, the company’s expectations are subject to a number of risks and uncertainties such as changes in personnel, interest rates, accounting standards, economic conditions and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the company’s most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission.
More information on Alliance Bankshares Corporation can be found online at www.alliancebankva.com, or by phoning an Alliance office.
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